As filed with the Securities and Exchange Commission on March 16, 1999


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                            GIBBS CONSTRUCTION, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)


         Texas                                         75-2095676
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)



                       1855 Wall Street, Garland, TX 75041
               (Address of principal executive office) (Zip Code)


                             Consultants Option Plan
                              (Full Title of Plan)

                            ROBERT A. FORRESTER, ESQ.
                           1215 EXECUTIVE DRIVE WEST,
                                    SUITE 102
                            RICHARDSON, TEXAS 75081
                     (Name and address of agent for service)


           (972-437-9898)                           Fax (972-480-8406)
         (Telephone number, including area code, for agent for service)















     As filed with the Securities and Exchange Commission on March 16, 1999

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM S-8



                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933



                            GIBBS CONSTRUCTION, INC.

               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)



         Texas                                               75-2095676

(State or other jurisdiction of                              (I.R.S. Employer

incorporation or organization)                               Identification No.)


                       1855 Wall Street, Garland, TX 75041

               (Address of principal executive office) (Zip Code)


                             Consultants Option Plan

                              (Full Title of Plan)



                                 Danny R. Gibbs

                            Gibbs Construction, Inc.

                                1855 Wall Street

                                Garland, TX 75041

                                 (972) 278-3433

            (Name, address and telephone number of agent for service)



                                   Copies to:

                            Robert A. Forrester, Esq.

                           1215 Executive Drive West,

                                    Suite 102

                             Richardson, Texas 75081
                Phone: (972) 437-9898      Fax: (972) 480-8406



                         CALCULATION OF REGISTRATION FEE

                                                     Proposed               Proposed
                                                     Maximum                Maximum
Title of Securities         Amount to be          Offering Price Per         Aggregate           Amount of
  to be registered           Registered              Security            Offering Price      Registration Fee

Common Stock                   30,000                $1.65625(1)           49,687.50              $278.00







(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(k) under the Securities Act of 1933, as amended, upon the average of the closing bid and ask prices of the Common Stock as reported on the Nasdaq Small Cap Market on March 15, 1999.

                                   PROSPECTUS
                                  30,000 SHARES
                            Gibbs Construction, Inc.
                                  Common Stock


                 TO BE ISSUED TO STOCK BROKERS ASSOCIATES, INC.

              This Prospectus is part of a registration statement.

         This Prospectus relates to an aggregate of 30,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Gibbs Construction, Inc. (the "Company"), which may be offered from time to time by Stock Broker Associates, Inc., which has provided public relations services to the Company, and has purchased the Shares upon the exercise of the Company's stock option or for the account for their respective pledges, donees, trustees, legatees, heirs or legal representatives (all of such persons being referred to hereinafter as "Selling Shareholders"). The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act") on behalf of the Selling Shareholders to permit the public or other distribution of the Shares.

         The Shares may be sold or distributed through underwriters, dealers, brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or otherwise negotiated. The Company will receive no portion of the proceeds from the sale of the Shares and will bear certain expenses incident to their registration. See "Selling Shareholders" and "Plan of Distribution."

         On March 15, 1999, the average of the closing bid and ask price was $1.65625.

         The prospectus also covers such additional shares as may be issuable to the Selling Shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         The date of this Prospectus is March 16, 1999.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the information set forth in this Prospectus or in the affairs of the Company since the date hereof or the dates as of which information is set forth herein. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http./www.sec.gov. that contains reports and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq Small-Cap Market.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company is subject to the informational and reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The following documents, which are filed with the Commission, are incorporated in this Prospectus by reference:

         (1) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed; and

         (2) The description of the Common Stock contained in the Registration Statement on Form 8-A of the Company filed under Section 12(b) of the Exchange Act, including all amendments and reports updating such description.

         (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold and/or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The making of a modified or superseding statement shall not be deemed to be an admission that the modified or superseded state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to:
President, Gibbs Construction, Inc., 1855 Wall Street, Garland, TX 75042. The telephone number at such address is (972) 278-3433.

THE COMPANY

Gibbs Construction, Inc. (the "Company"), is the issuer of the Shares of Common Stock, $.0.01 par value per share, covered by this Prospectus. The principal executive offices of the Company are located at 1855 Wall Street, Garland, TX 75042, and its telephone number is (972) 278-3433.
 .

SELLING SHAREHOLDERS

         Stockbrokers Associates, Inc. is or was a consultant to the Company providing public relations consulting work. Such Shareholders acquired the shares of the Company's Common Stock being offered hereunder pursuant to certain of the Company's stock option plans. (See "Description Of Common Stock".) Although Stockbrokers Associates, Inc. is eligible to sell Shares under this Prospectus, Stockbrokers Associates, Inc. does not necessarily have any present intention to sell all or a part of its Shares. The Company will not receive any proceeds from the sale of the Shares. A total of 30,000 shares is available for sale under this Prospectus and following completion of this offering will own approximately 0.7%, based on 4,030,000 shares outstanding, after the completion of this offering. This assumes that there are 4,030,000 shares of Common Stock prior to the offering.

         Sales under this Prospectus may also be made by certain unnamed persons who are employees of, but not directors, officers or controlling persons of, the Company who hold the lesser of (1) 1,000 shares of Non-Voting Common Stock or
(2) 1% of the shares of Common Stock issuable under any of the Company's stock option plans covering Shares to be offered under this Prospectus (the "De Minimus Amount"). The amount of Shares that may be sold by each of such unnamed persons under this Prospectus may not exceed the De Minimis Amount.


PLAN OF DISTRIBUTION

         The Shares may be offered and sold from time to time by or for the account of the Selling Shareholders or their respective pledgees, donees, trustees, legatees, heirs, distributees or legal representatives. Such persons will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such persons may from time to time offer the Shares through underwriters, dealers or agents. The distribution of the Shares by such persons may be effected from time to time in one or more transactions that may take place on the Nasdaq small Cap Market or in the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholder in connection with such sales.

         The Company has been advised by the Selling Shareholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale.

         In offering the Shares, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders have advised the Company that during such time as they may be engaged in a distribution of the Shares they will comply with Rules 10b-2, 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in connection with the Company's securities, to furnish to each broker-dealer through which the Shares may be offered copies of this Prospectus, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the Exchange Act. The Selling Shareholders have also agreed to inform the Company when the distribution of their respective Shares is completed.

Rule 10b-2 under the Exchange Act prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution, except that Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving solicitation of customer orders. Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

         The public offering of the Shares by the Selling Shareholders will terminate on the date on which all Shares offered hereby have been sold by the Selling Shareholders, or on such earlier date on which the Company files a post-effective amendment which deregisters all Shares then remaining unsold.

         The Company will pay certain expenses incidental to the offering and sale of the Shares to the public estimated to be approximately $8,000. The Company will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the Selling Shareholders.


EXPERTS

         The consolidated financial statements and the related supplemental schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Killman Murell & Company, P.C., independent public accountants, as set forth in their report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


RECENT DEVELOPMENTS

         There have been no material changes in the Company's affairs since its Annual Report on Form 10-K for the year ended December 31, 1997 which have not been described in a Quarterly Report on Form 10-Q or a periodic report on Form 8-K. See "Incorporation of Certain Documents by Reference."

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3. Incorporation of Certain Documents by Reference.

         Gibbs Construction, Inc., a Texas corporation (the "Registrant" or the"Company"), is subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (as amended, the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. The following documents, which are filed with the Securities and Exchange Commission, are incorporated in the Prospectus contained in this Registration Statement by reference:

         (1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (as amended, the "Securities Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed; and

         (2) The description of the Common Stock contained in the registration statement filed on Form 8-A under Section 12(b) of the Exchange Act, including all reports updating such description.

         (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

         Item 4. Description of Securities.

         The class of securities to be offered under this Registration Statement is registered under the Section 12(b) of the Exchange Act.

         Item 5. Interests of Named Experts and Counsel.

         The legality of the Common Stock to which this Registration Statement relates has been passed on by Robert A. Forrester, Esq. As of January 15, 1999, Mr. Forrester held a warrant to purchase 7,500 shares of Common Stock.

         Item 6. Indemnification of Directors and Officers.

Section 204 (a) (10) (A) of the General Corporation Law of the State of California ("GCL") allows a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its stockholders, except that such provision may not eliminate or limit the liability of directors for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, (vi) certain liabilities arising from contracts with the corporation in which the director has a material financial interest,
(vii) the making of any distributions to stockholders contrary to the law,
(viii) the distribution of assets to shareholders after dissolution proceedings without paying or adequately providing for all known liabilities of the corporation within certain time limits, and (ix) the making of any loan or guaranty contrary to law. The Registrant's Articles of Incorporation contains a provision which eliminates directors' personal liability as set forth above, except, as required by Section 204 (a) (10) (B) and (C) of the GCL, any liability of a director for any act or omission occurring prior to the date of the provision's effectiveness, or any liability for an officer's acts or omissions, notwithstanding that the officer is also a director or that the officer's actions, if negligent or improper, have been ratified by the directors.

Section 317 of the GCL ("Section 317") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful. Section 317 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders, provided that (i) the person is successful on the merits or (ii) such amounts are paid with court approval.
Section 317 also provides that, unless a person is successful on the merits in defense of any proceeding referred to above, indemnification may be made only if authorized in the specific case, upon a determination that indemnification is proper in the circumstances because the indemnified person met the applicable standard of conduct described above by one of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceedings; (2) if such quorum is not obtainable, by independent legal counsel in a written opinion; (3) by approval of stockholders with such indemnified person's shares not being entitled to vote thereon; or (4) by the court in which the proceeding is or was pending upon application by or on behalf of the person. Such indemnification may be advanced to the indemnified person upon the receipt of the corporation of an undertaking by or on behalf of the indemnified person to repay such amount in the event it shall be ultimately determined that such indemnified person is not entitled to indemnification. Section 317 also allows the corporation, by express provision in its articles, to authorize additional rights for indemnification pursuant to Section 204 (a) (ii).

The Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person being or having been a director or officer expenses incurred in defending any such proceeding to the fullest extent permissible under California law. The Bylaws also provide that the Registrant may indemnify its employees and agents for such expenses by resolution of the Board of Directors.

Reference is also made to the Form of Underwriting Agreement filed as Exhibit
1.1 to this Registration Statement for provisions relating to the indemnification of directors, officers and controlling persons against certain liabilities including liabilities under the Securities Act of 1933, as amended.

         Item 7. Exemption from Registration Claimed.

         Not applicable.

         Item 8. Exhibits.

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibits

         4.       Form of Option Agreement
         5.       Opinion of Robert A. Forrester
         10.      Form of Consulting Agreement with Brokers Associates, Inc.

24.1 Consent of Killman, Murrell & Co., independent accountants

24.2 Consent of Robert A. Forrester

Item 9. Undertakings.

         1.  The Company hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garland, State of Texas, on this 20th day of January, 1999.




Gibbs Construction, Inc.




 /s/Danny Gibbs
---------------------------------
Danny Gibbs, President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/Danny R. Gibbs                Director, Principal           January 20, 1999
---------------------------       Financial Accounting
Danny R. Gibbs                    Officer


 /s/Tony G. Gibbs                 Director                      January 20, 1999
---------------------------
   Tony  G. Gibbs


                                  Director                      January 20, 1999
---------------------------
   Dennis T. Mitchell



                                  Director                      January 20, 1999
---------------------------
   L. W. Reynolds